Statement showing the amount of the single insured bond which each Fund would have provided and maintained had it not been named as an insured under the joint insured bond

	Sentinel Group Funds, Inc.

	Small/Mid Cap Fund	$ 175,000
	Growth Leaders Fund	225,000
	Short Maturity Government Fund	600,000
	High Yield Bond Fund	400,000
	Conservative Allocation Fund	400,000
	Government Securities Fund	750,000
	International Equity Fund	600,000
	U.S. Treasury Money Market Fund	400,000
	Mid Cap Growth Fund	525,000
	Small Company Fund	1,250,000
	Balanced Fund	750,000
	Common Stock Fund	1,250,000
	Capital Growth	600,000
	Mid Cap Value	525,000
	Georgia Municipal Bond	300,000
	Sustainable Emerging Companies	600,000
	Sustainable Core Opportunities	750,000

	Sentinel Variable Products Trust

	Small Company Fund	400,000
	Money Market Fund	225,000
	Mid Cap Growth Fund	250,000
	Common Stock Fund	525,000
	Balanced Fund	225,000
	Bond Fund	350,000

Sum		$ 12,075,000